Exhibit 5.1

December 12, 2025

Board of Directors

Heritage Distilling Holding Company, Inc.

9668 Bujacich Road
Gig Harbor, Washington 98332

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We are acting as counsel to Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”, of up to 21,092,156 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, including (i) up to 7,925,128 outstanding shares of Common Stock (the “Outstanding Shares”), (ii) up to 13,042,028 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding common stock purchase warrants of the Company (the “Warrants”), and (iii) up to 125,000 shares of Common Stock (the “RSU Shares” and together with the Outstanding Shares and the Warrant Shares, the “Securities”) issuable upon the settlement of outstanding restricted stock units of the Company (the “RSUs”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters (the “Resolutions”), (iii) the Registration Statement and all exhibits thereto, and (iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Heritage Distilling Holding Company, Inc.

December 12, 2025

This opinion letter is limited in all respects to the General Corporation Law of the State of Delaware and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” include all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. Our opinions are based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement: (i) the issuance of the Outstanding Shares has been duly authorized by the Company and such shares are validly issued, fully paid and non-assessable; (ii) the issuance and sale of the Warrant Shares have been duly authorized by the Company and such Warrant Shares, when issued upon the valid exercise of the Warrants in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable; and (iii) the issuance and sale of the RSU Shares have been duly authorized by the Company and such RSU Shares, when issued upon the settlement of the RSUs in accordance with the terms of the RSUs, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. These opinions are given as of the date hereof and we assume no obligation to update or supplement such opinions after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP